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EXHIBIT 5.1
(Form S-8)

March 17, 2004

The Manitowoc Company, Inc.
2400 South 44th Street
P.O. Box 66
Manitowoc, WI 54221-0066

        Re:    The Manitowoc Company, Inc. 2003 Incentive Stock and Awards Plan

Ladies and Gentlemen:

        We are providing this opinion in connection with the Registration Statement of The Manitowoc Company, Inc. (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale of up to 3,000,000 shares of Common Stock, par value $.01 per share (with attached Common Stock Purchase Rights), of the Company (the "Shares") pursuant to the Company's 2003 Incentive Stock and Awards Plan (the "Plan").

        We have examined: (i) the Registration Statement; (ii) the Company's Amended and Restated Articles of Incorporation and Restated Bylaws, each as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the authorization for the sale of Shares pursuant to the Plan; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion. In giving such opinion, with respect to factual matters, we have relied upon certificates or representations made by duly authorized representatives of the Company and certificates of public officials.

        On the basis of the foregoing, we advise you that, in our opinion:

  1.
  The Company is a corporation validly existing under the laws of the State of Wisconsin.

  2.
  The Shares to be sold from time to time pursuant to the Plan which may be either original issuance or treasury shares, when issued and paid for as contemplated by the Registration Statement and Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

        This opinion is furnished by us, as counsel to the Company, and is solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ QUARLES & BRADY LLP
QUARLES & BRADY LLP

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  EXHIBIT 5.1 (Form S-8)